Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Healthpeak OP, LLC

Healthpeak Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Healthpeak OP, LLC
Debt	5.250% Senior Notes due 2032	Rules 457(o) and 457(r)	$350,000,000	98.356%	$344,246,000	0.00011020	$37,935.91
Healthpeak Properties, Inc.
Debt	Guarantees of 5.250% Senior Notes due 2032 (2)	Rule 457(n)	—	—	—	—	—
Total Offering Amounts							$37,935.91
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$37,935.91

(1)	The registration fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrants’ Registration Statements on Form S-3 (Nos. 333-269718 and 333-269718-01), in accordance with Rules 456(b) and 457(r) under the Securities Act.
(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.